EXHIBIT 1


[FOUR SEASONS HOTELS INC. LOGO]                                       NEWS



                             FOUR SEASONS ANNOUNCES
             OFFERING OF US$200 MILLION OF CONVERTIBLE SENIOR NOTES

June 14, 2004 - Toronto, Canada - Four Seasons Hotels Inc. (TSX Symbol "FSH"; NYSE Symbol "FS") today announced an offering, subject to market and other conditions, of US$200 million aggregate principal amount of notes that may, in specific circumstances, be convertible into Four Seasons' Limited Voting Shares. Four Seasons intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the aggregate principal amount of notes to cover over-allotments.

The public offering will be made in the United States by a group of underwriters led by Morgan Stanley & Co. Incorporated.

The notes will be issued under Four Seasons' existing shelf prospectus and registration statement. Offers, and sales of the notes will be made only by the related prospectus and prospectus supplement. A copy of the prospectus and the preliminary prospectus supplement can be obtained from the Prospectus Department of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York, 10036.

This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in the United States in which that offer, solicitation or sale would be unlawful before the registration or qualification under the securities laws of that state or in any province or territory of Canada.

With a history spanning four decades and a portfolio that extends worldwide, Four Seasons Hotels and Resorts is the world's leading operator of luxury hotels, currently managing 61 properties in 28 countries.

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CONTACT:          DOUGLAS L. LUDWIG
                  CHIEF FINANCIAL OFFICER AND EXECUTIVE VICE PRESIDENT
                  (416) 441-4320

                  BARBARA HENDERSON
                  VICE PRESIDENT TAXATION AND INVESTOR RELATIONS
                  (416) 441-4329